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                                                                    Exhibit 5.1
                           [Letterhead of Ropes & Gray]


                                                     June 12, 2000

Applied Extrusion Technologies, Inc.
3 Centennial Drive
Peabody, Massachusetts  01960

         Re:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of an additional 500,000 shares of common stock, $.01 par value (the "Shares"), of Applied Extrusion Technologies, Inc. (the "Company") to be issued under the Company's 1994 Stock Option Plan, as amended (the "Stock Option Plan").

         We have acted as counsel for the Company in connection with the Stock Option Plan and are familiar with the actions taken by the Company in connection therewith. For purposes of this opinion, we have examined copies of the Registration Statement, the Stock Option Plan and such other documents as we have deemed appropriate.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and that the Shares, when issued and sold in accordance with the terms of the Stock Option Plan, will have been validly issued and will be fully paid and non-assessable.

         We hereby consent to the filing of this opinion as part of the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Ropes & Gray
                                                     ----------------
                                                         Ropes & Gray